Exhibit 10.7

SOMERA COMMUNICATIONS, INC.

JEFF MILLER EMPLOYMENT AGREEMENT

This Agreement is made by and between Somera Communications, Inc. (the “Company”) and Jeff Miller (“Executive”) as of July 1, 2002.

RECITALS:

1.  The Executive and the Company (previously known as Somera Communications, LLC) have previously entered into that certain employment agreement dated May 6th, 1999 (the “Prior Agreement”);

2.  The Executive and the Company have agreed to certain new and/or modified terms and conditions with respect to the Executive’s continued employment with the Company and wish to enter into this Agreement (i) to reflect such new and/or modified mutually agreed to terms and conditions and (ii) which as of the Commencement Date, as defined in Paragraph 1 below, shall supersede the Prior Agreement in its entirety.

IT IS AGREED:

1.  Duties and Scope of Employment.

(a)  Positions; Commencement Date; Duties.    Executive’s employment with the Company pursuant to this Agreement shall commence on July 1, 2002 (the “Commencement Date”). As of the Commencement Date, the Company shall employ the Executive as the Executive Vice President, Strategic Alliances. The primary responsibility of such position shall be the development, and implementation of a strategy and business plan intended to enhance the Company’s revenues, profits and gross margin realized by the Company from original equipment manufacturers of telecommunications equipment, as identified by the Executive and the President and Chief Executive Officer (the “CEO) from time to time during the Employment Period. The period of Executive’s employment hereunder is referred to herein as the “Employment Term.” During the Employment Term, Executive shall report to the CEO. It is expressly understood that nothing herein shall preclude the CEO from making organizational, title and reporting changes as the CEO may, in good faith, deem desirable and in the best interests of the Company. The Executive’s position shall be based in the Company’s Chicago, Illinois location, which, as of the Commencement Date, is intended to be operational within the first sixty (60) days of the Company’s fourth fiscal quarter of 2002.

(b)  Obligations.    During the Employment Term, Executive shall devote his full business efforts and time to the Company. Executive agrees, during the Employment Term, (i) not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration, or (ii) not to engage as a non-executive member of a board of directors of any company, without the prior approval of the CEO; provided, however, that Executive may serve in any capacity with any civic, educational or charitable organization without the approval of the CEO.

2.  Employee Benefits.

(a)  General.    During the Employment Term, Executive shall be eligible to participate in the employee benefit plans and insurance maintained by the Company that are applicable to other senior management to the full extent provided for under those plans. As necessary, and as requested by the Executive, and in consideration of the fact this Agreement is one of continued employment from time to time the Company shall provide Executive with information regarding such plans and insurance. The Company reserves the right to cancel or change its benefits plans and programs it offers to its employees at any time.

(b)  Relocation Expense Reimbursement.    The Company will reimburse Executive for the following reasonable costs related to the Executive’s relocation to the Chicago, Illinois metropolitan area.:

(i)  Two “house-hunting” trips to Chicago, Illinois, including airfare, hotel accommodations and related costs for the Executive and his immediate family members per trip.

(ii)  Transportation expenses for up to four trips for the Executive from Chicago to Santa Barbara California after Executive commences in the Chicago office but prior to the final relocation of the Executive to Chicago.

(iii)  Any Transaction costs associated with buying Executive’s new residence (closing costs, inspections, title insurance, brokerage and related fees, etc.).

(iv)  Any Transaction costs associated with selling Executive’s old residence (closing costs, inspections, title insurance, brokerage and related fees, etc.).

(v)  Moving household furnishings, personal effects and two automobiles (including packing and unpacking of household furnishings and personal effects).

(vi)  Up to six (6) months temporary storage of household furnishings and personal effects if necessary.

(vii)  Transportation (including mileage and/or airfare), hotel accommodations and related costs for the Executive and his immediate family members for their final move to the Chicago, Illinois metropolitan area.

Executive will be fully grossed-up by the Company for any imputed income required to be recognized with respect to this reimbursement so that the economic effect to Executive, after taking into account any tax deductions available to Executive, is the same as if this reimbursement was provided to Executive on a non-taxable basis. The Company and the Executive shall reasonably cooperate to determine the appropriate tax rate to be used for the calculation of such gross-up.

(c)  Temporary Living Expenses; Travel.    The Company will pay for Executive’s temporary living costs until the earlier of (i) such time as the Executive permanently relocates to the Chicago metropolitan area, or (ii) six (6) months from the Commencement Date. Such costs will include out of pocket living expenses such as rent, automotive rental and up to four round trip airfares during such period for the Executive to return to Santa Barbara, California. The Executive agrees to make all possible efforts to consolidate business travel with trips to Santa Barbara. Executive will be fully grossed-up by the Company for any income imputed with respect to the payments made by the Company to Executive, so that the economic effect to Executive, after taking into account any tax deductions available to Executive, is the same as if these payments were provided to Executive on a non-taxable basis. The Company and the Executive shall reasonably cooperate to determine the appropriate tax rate to be used for the calculation of such gross-up.

(d)  Relocation Allowance.    In connection with the transfer of Executive’s principal place of employment to Chicago, the Company shall provide Executive with a lump sum payment of $55,000 within thirty (30) days of the date Executive commences his relocation efforts to Chicago. The Company and the Executive acknowledge that the relocation loan, as provided for in the Prior Agreement will be repaid and that repayment of certain amounts under such loan have been, or will be forgiven by the Company. As soon as practicable after January 1, 2003, the Company shall pay to the Executive an amount which shall fully reimburse the Executive for any imputed income required to be recognized with respect to such forgiveness and such payment so that the economic effect to the Executive, after taking into account tax deductions available to the Executive, is the same as if this payment and such forgiveness was provided to the Executive on a non-taxable basis . The Company and the Executive shall reasonably cooperate to determine the appropriate tax rate to be used for the calculation of such gross-up.

3.  At-Will Employment.    Executive and the Company understand and acknowledge that Executive’s employment with the Company constitutes “at-will” employment. Subject to the Company providing severance benefits as specified herein, Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon ten (10) days written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive.

4.  Compensation.

(a)  Base Salary.    As of the Commencement Date, the Company shall pay the Executive as compensation for his services a base salary at the annualized rate of $250,000 (the “Base Salary”). Such salary shall be paid periodically in accordance with normal Company payroll practices and subject to the usual required withholding. The Base Salary will be reviewed for adjustment by the CEO in January of 2003 and at reasonable intervals in accordance with the Company’s review process, but no less frequently than annually thereafter during the Employment Term.

(b)  Bonuses.    During the Employment Term, the Executive shall be entitled to participate in the Company’s Executive Incentive Plan with payments to be made in a manner and at such times as provided for in the Executive Incentive Plan. For the Company’s 2002 fiscal year, Executive’s target bonus (the “Target Bonus”) shall be determined in accordance with the amounts and weighting of performance criteria as attached as Exhibit A hereto and incorporated herein. For the Company’s 2003 fiscal year, the potential payout levels for which the Executive will be eligible shall be increased by 10% over the fiscal 2002 levels if such increase is consistent with the Incentive Plan for 2003 and has the approval of the Company’s Board of Directors. For each fiscal year during the Employment Term, the Target Bonus shall be based upon performance criteria specified by the CEO within ninety days from the commencement of such fiscal year and shall provide for a greater payment based on achievement in excess of the target milestones. The Target Bonus, if any, shall be paid to the Executive at the same time bonuses are paid to other senior managers of the Company.

(c)  Stock Options.    The Company and the Executive acknowledge that the Executive has been granted certain options to purchase shares of the common stock of the Company the (“Stock Options”). Except as expressly provided for in this Agreement, the Stock Options shall be administered in accordance with and governed by the terms of the stock option plan of the Company and any stock option agreement previously entered into by the Executive and the Company.

(d)  Severance.

(i)  Termination by the Company Without Cause.    In the event that Executive’s employment with the Company is terminated by the Company without “Cause” (as defined below), then (i) the vesting of the Stock Options shall be accelerated as follows: (A) if such termination occurs on or prior to the date six (6) months from the Commencement Date, twenty-five percent (25%) of the shares subject to the Stock Option, or (B) if such termination occurs following the date six (6) months from the Commencement Date that number of shares subject to the Stock Option that would have become vested had Executive remained employed by the Company for an additional six (6) months; (ii) Executive shall receive a lump-sum payment equal to one year of his Base Salary and Target Bonus, less applicable withholding, promptly following such termination of employment; and (iii) Executive and his covered dependents shall receive coverage under the Company’s health and other welfare benefit plans for a period of twelve (12) months, or, if and to the extent ineligible under the terms of such plans, Executive shall receive an amount equal to the Company’s costs of providing such benefits.

For the purposes of this Agreement, “Cause” is defined as: (i) an act of dishonesty made by Executive in connection with his responsibilities as an employee of the Company, (ii) Executive’s conviction of, or plea of nolo contendere to, a felony, (iii) Executive’s gross misconduct, or (iv) Executive’s material breach or failure to perform his employment duties as established by the CEO periodically and failure to cure such material breach or failure within thirty (30) days after receipt of written notice of such material breach or failure from the Company.

(ii)  Termination by the Executive During July 2003.    If at any time during the month of July 2003, the Executive elects to terminate his employment with the Company for any reason, the Executive shall provide the Company with written notice of such election and the Executive’s employment shall terminate on the date set forth in such notice, but in no event later than July 31, 2003 (unless mutually agreed otherwise by the Executive and the Company). As the Executive’s sole compensation for, and the Company’s sole liability with respect to, such termination, the Executive shall be entitled to the benefits set forth in Paragraph (4) (d) (i) above.

(iii)  Constructive Termination.    In the event of a Constructive Termination (as defined below) as the Executive’s sole compensation for, and the Company’s sole liability with respect to, such termination, the Executive shall be entitled to be benefits set forth in Paragraph (4) (d) (i) above.

For the purposes of this Agreement, “Constructive Termination” is defined as (i) a material reduction in Executive’s Base Salary or bonus level, or (ii) a significant change in Executive’s job responsibilities such that the Executive is no longer functioning in a Vice President level position as defined by the Company.

Change of Control Vesting Acceleration.    In the event of a Change of Control, an additional number of shares of the common stock of the Company equal to 25% of Executive’s entire outstanding, unexercised Stock Option as of the Commencement Date, together with any additional option grants Executive may receive from the Company while employed hereunder, shall become vested and immediately exercisable and any remaining unvested shares subject to the Stock Option, or any additional option grants, shall be subject to vesting as otherwise provided herein or in the applicable option agreements.

For the purposes of this Agreement, “Change of Control” is defined as:

(1)  Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities;

(2)  the consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(3)  the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

5.  Total Disability of Executive.    Upon Executive’s becoming permanently and totally disabled (as defined in accordance with Internal Revenue Code Section 22(e)(3) or its successor provision) during the term of this Agreement (and remaining so disabled for six (6) months), employment hereunder shall automatically terminate, all payments of compensation by the Company to Executive hereunder shall immediately terminate (except as to amounts already earned) and all vesting of the Executive’s unit options shall immediately cease.

6.  Death of Executive.    If Executive dies while employed by the Company pursuant to this Agreement, all payments of compensation by the Company to Executive hereunder shall immediately terminate (except as to amounts already earned, which shall be paid to Executive’s estate) and all vesting of the Executive’s unit options shall immediately cease.

7.  Assignment.    This Agreement shall be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company shall be deemed substituted for the Company under the terms of this Agreement for all purposes. As used herein, “successor” shall include any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Executive following termination without cause. Any attempted assignment, transfer, conveyance or other disposition (other than as aforesaid)

of any interest in the rights of Executive to receive any form of compensation hereunder shall be null and void.

8.  Notices.    All notices, requests, demands and other communications called for hereunder shall be in writing and shall be deemed given if (i) delivered personally, (ii) one (1) day after being sent by Federal Express or a similar commercial overnight service, or (iii) three (3) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors in interest at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:

If to the Company:	Somera Communications, INC. 5383 Hollister Avenue, Suite 100 Santa Barbara, CA 93111 Attn: Chief Executive Officer

If to Executive:	Jeff Miller 612 Revere Rd. Glen Ellyn, IL 60137

9.  Severability.    In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

10.  Proprietary Information Agreement.    Executive acknowledges his execution of the Company’s Proprietary Information Agreement (the “Proprietary Information Agreement”), and reconfirms all of the rights and obligations of the parties thereunder.

11.  Entire Agreement.    This Agreement, any attachments hereto, the employee benefit plans and any agreements thereunder (including, but not limited to, any stock option agreement) and the Proprietary Information Agreement represent the entire agreement and understanding between the Company and Executive concerning Executive’s employment relationship with the Company, and supersede and replace any and all prior agreements and understandings concerning Executive’s employment relationship with the Company. In the event of any inconsistency between this Agreement and any other agreement referred to herein, the terms of this Agreement shall govern.

12.  Arbitration and Equitable Relief.

(a)  Except as provided in Section 13(c) below, Executive and the Company agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof shall be settled by arbitration to be held in Chicago, Illinois, in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b)  The arbitrator shall apply Illinois law to the merits of any dispute or claim, without reference to rules of conflict of law. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Executive hereby expressly consents to the personal jurisdiction of the state and federal courts located in Illinois for any action or proceeding arising from or relating to this Agreement and/or relating to any arbitration in which the parties are participants.

(c)  Executive understands that nothing in Section 13 modifies Executive’s at-will status. Either the Company or Executive can terminate the employment relationship at any time, with or without cause.

(d)  EXECUTIVE HAS READ AND UNDERSTANDS SECTION 13, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY FUTURE CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH, OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EXECUTIVE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

(i)  ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

(ii)  ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE ILLINOIS HUMAN RIGHTS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq;

(iii)  ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

13.  Legal Fee Reimbursement.    The Company agrees to pay Executive’s reasonable legal fees, not to exceed $5,000, associated with entering into this Agreement upon receiving invoices for such services.

14.  No Oral Modification, Cancellation or Discharge.    This Agreement may only be amended, canceled or discharged in writing signed by Executive and the Company.

15.  Withholding.    The Company shall be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to Executive in connection with his employment hereunder.

16.  Governing Law.    This Agreement shall be governed by the laws of the State of California.

17.  Effective Date.    This Agreement is effective July 1, 2002.

18.  Acknowledgment.    Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the respective dates set forth below:

SOMERA COMMUNICATIONS, INC.

BY:	/s/ MARTY HOLTZMAN

TITLE:	Vice President, Human Resources

EXECUTIVE /s/ JEFFREY A. MILLER Jeff Miller

Exhibit A

EXECUTIVE INCENTIVE PLAN PERFORMANCE CRITERIA